Exhibit 99.1

Capitala Finance Corp. Reports Fourth Quarter and Full Year 2018 Results

CHARLOTTE, NC, March 4, 2019--Capitala Finance Corp. (Nasdaq:CPTA) ("Capitala", the “Company”, “we”, “us”, or “our”) today announced its financial results for the fourth quarter and full year ended December 31, 2018.

Fourth Quarter Highlights

•	Net investment income of $3.5 million, or $0.22 per share
•	Net asset value per share of $11.88 at December 31, 2018, compared to $12.71 at September 30, 2018
•	Began investing out of Capitala Senior Loan Fund II, LLC (“CSLF II”), a joint venture with Trinity Universal Insurance Company. CSLF II is designed to enhance the Company’s return on equity and reducing our cost of capital, without paying management fees
•	Deployed $48.9 million during the quarter, consisting of $34.6 million in first lien debt with a weighted average yield of 10.1%, $13.6 million in CSLF II, and $0.7 million in equity

Full Year Highlights

•	Net investment income of $16.0 million, or $1.00 per share, in line with distributions paid
•	Continued re-balancing the investment portfolio, with 69.2% of the debt portfolio being first lien at December 31, 2018, compared to 64.5% at December 31, 2017, on a fair value basis
•	Began co-investing with Capitala Specialty Lending Corp. (“CSLC”), a new $1 billion permanent capital vehicle. CSLC provides Capitala Group substantial liquidity to remain active investors in the lower middle market, and allows the Company to co-invest in the same investments
•	Invested $107.8 million during 2018, consisting of $92.4 million in first lien debt, $13.6 million in CSLFII, and $1.8 million in equity
•	Since our initial public offering, we have not made return of capital distributions

Management Commentary

In describing the Company’s fourth quarter and full year activities, Joseph B. Alala, III, Chairman and Chief Executive Officer, stated, “During the fourth quarter, Capitala Group invested approximately $150 million in lower middle market companies, and Capitala Finance Corp. funded $48.9 million of these investments. The Company also launched CSLF II, a joint venture with Kemper Insurance, which allows us to lower our cost of capital in our unitranche strategy. The lack of fees and lower cost of capital associated with CSLF II improves the expected return on equity of the Company as the fund ramps assets. The Company continues to rebalance its portfolio into first lien and unitranche loans and reduce mezzanine loans and equity securities.

We continue to focus on reducing our assets risk rated 3 or worse, and have reduced such assets by over 30% year over year. The Company has maintained the distribution over the last 5 quarters while it rebalances its portfolio. Finally, Capitala Group substantially increased its credit strategy liquidity by raising $1 billion in CSLC, which provides parallel liquidity to the Company to allow us to continue to execute our investment strategy. ”

Fourth Quarter 2018 Financial Results

During the fourth quarter of 2018, the Company originated $48.9 million of new investments, and received $27.3 million of repayments. Debt investments, all first lien structures, totaled $34.6 million, with a weighted average yield of 10.1%. In addition, we invested $13.6 million in CSLF II and $0.7 million in equity securities.

Total investment income was $11.3 million for the fourth quarter of 2018, compared to $11.6 million in in the fourth quarter of 2017, attributable to lower PIK income in 2018 as compared to 2017.

Total expenses for the fourth quarter of 2018 were $7.8 million, compared to $7.4 million for the comparable period in 2017. General and administrative expenses increased by $0.4 million, primarily due to professional fees related to internal control services resulting from the expiration of our emerging growth company status at the end of 2018.

Net investment income for the fourth quarter of 2018 was $3.5 million, or $0.22 per share, compared to $4.2 million, or $0.26 per share, for the same period in 2017.

Net realized losses totaled $14.6 million, or $0.91 per share, for the fourth quarter of 2018, compared to net realized losses of $23.4 million, or $1.47 per share, for the same period in 2017. During the fourth quarter of 2018, the Company realized a loss related to On-Site Fuel Service, Inc. ($16.7 million), partially offset by a gain related to City Gear, LLC ($1.9 million). Net realized losses during the fourth quarter of 2018 did not negatively impact net asset value per share, as the realized amounts were in line with our previously reported fair values.

Net unrealized appreciation totaled $1.2 million, or $0.07 per share, for the fourth quarter of 2018, compared to depreciation of $17.3 million for the fourth quarter of 2017.

During the fourth quarter of 2018, the Company recorded a tax benefit of $0.7 million, compared to $1.4 million for the comparable period in 2017.

The net decrease in net assets resulting from operations was $9.2 million for the fourth quarter of 2018, or $0.57 per share, compared to a net decrease of $0.6 million, or $0.04 per share, for the same period in 2017.

Full Year 2018 Financial Results

During 2018, the Company originated $107.8 million of new investments and received $123.5 million of repayments. New investments consisted of $92.4 million in first lien debt, $13.6 million in CSLF II and $1.8 million in equity investments.

Total investment income was $47.3 million for the year ended December 31, 2018, compared to $51.1 million for the same period in 2017. Interest and fee income was flat compared to the prior year, while PIK income decreased by $2.8 million, and dividend income decreased by $0.8 million. PIK income, as a percentage of total income, was 9.2% during 2018, compared to 14.0% in 2017, an improvement that was a focus of the Company during 2018.

Total expenses for the year ended December 31, 2018 were $31.3 million, a decrease of $4.3 million from the comparable period in 2017. Significant variances included (1) $0.8 million increase in general and administrative expenses, (2) a $1.5 million decrease in interest and financing expenses, (3) a $0.7 million decrease in investment advisory fees, and (4) a decrease of $2.7 million related to the loss on the extinguishment of debt during the second quarter of 2017. General and administrative expenses increased due to legal expenses associated with a shareholder lawsuit, along with professional fees associated with internal control services as our status as an emerging growth company expired at the end of 2018.

Net investment income for the year ended December 31, 2018 was $16.0 million, or $1.00 per share, compared to $15.5 million, or $0.98 per share, for the same period in 2017.

Net realized losses totaled $34.8 million, or $2.18 per share, for the year ended December 31, 2018, compared to losses of $24.2 million, or $1.52 per share, for the same period in 2017.

Net unrealized appreciation totaled $0.8 million, or $0.05 per share, for the year ended December 31, 2018, compared to net unrealized appreciation of $3.0 million, or $0.19 per share, for the same period in 2017.

During 2018, the Company recorded a tax benefit of $1.9 million, compared to a tax provision of $1.3 million in 2017.

The net decrease in net assets resulting from operations was $16.0 million, or $1.00 per share, for the year ended December 31, 2018, compared to a net decrease in net assets resulting from operations of $7.0 million, or $0.44 per share, for the same period in 2017.

Net assets at December 31, 2018 were $190.6 million, or $11.88 per share, compared to $221.9 million, or $13.91 per share, at December 31, 2017.

Investment Portfolio

As of December 31, 2018, our portfolio consisted of 44 companies with a fair market value of $448.9 million and a cost basis of $420.0 million. First lien debt investments represented 52.9% of the portfolio, second lien and subordinated debt investments collectively represented 23.5% of the portfolio, equity/warrant investments represented 20.5% of the portfolio, and our investment in CSLF II represented 3.1% of the portfolio, based on fair values at December 31, 2018. On a cost basis, equity investments comprised 11.6% of the portfolio at December 31, 2018. The weighted average yield on our debt portfolio was 11.9% at December 31, 2018.

At December 31, 2018, non-accrual balances totaled $20.7 million and $9.4 million, on a cost basis and fair value basis, respectively. Non-accrual loans, on a cost basis and fair value basis, represented 4.9% and 2.1%, respectively, of the portfolio at December 31, 2018, compared to 10.8% and 5.0%, respectively, at December 31, 2017.

Liquidity and Capital Resources

At December 31, 2018, the Company had $39.3 million in cash and cash equivalents. In addition, the Company had SBA debentures outstanding totaling $165.7 million with an annual weighted average interest rate of 3.25%, $75.0 million of fixed rate notes bearing an interest rate of 6.00%, and $52.1 million of convertible notes bearing an interest rate of 5.75%. At December 31, 2018, the Company had $10 million outstanding and $104.5 million available under its senior secured revolving credit facility, which is priced at LIBOR plus 3.0%.

Subsequent Events

On January 4, 2019, the Company invested $9.2 million in the first lien debt and $0.9 million in membership units of Reliant Asset Management, LLC.

On February 1, 2019, the Company invested $3.8 million in the second lien debt of AAE Acquisition, LLC.

On February 22, 2019, the Company completed an amendment to its Credit Facility that reduced its minimum net asset value requirement to $150 million and reduced the minimum asset coverage ratio to 2:1 debt-to-equity.

On February 27, the Company received $5.9 million for its membership warrants in B&W Quality Growers, LLC, generating a realized gain for the same amount.

On March 1, 2019, the Company repaid $15.7 million in outstanding SBA debentures for CapitalSouth Partners Fund II, L.P. and relinquished the related SBIC license.

Fourth Quarter 2018 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 8:30 a.m. on Tuesday, March 5, 2019. To participate in the conference call, please dial 1-877-312-5507 approximately 10 minutes prior to the call. A live webcast of the conference will be available at http://investor.CapitalaGroup.com.

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in first and second lien loans, subordinated debt and, to a lesser extent, equity securities issued by lower middle market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information on Capitala, or to automatically receive email notifications of Company financial information, press releases, stock alerts, or other corporate filings, please visit the Investor Relations section of our website.

About Capitala Group

Capitala Group is a $2.7 billion asset management firm that has been providing capital to lower middle market companies throughout North America for twenty years. Since our inception in 1998, Capitala has invested in over 150 companies and seeks to partner with strong management teams to create value and generate superior risk-adjusted returns for our individual and institutional investors.  For more information, visit our website at www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com

Capitala Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of
	December 31, 2018	December 31, 2017

ASSETS

Investments at fair value
Non-control/non-affiliate investments (amortized cost of $280,114 and $298,132, respectively)	$286,843	$288,374
Affiliate investments (amortized cost of $72,300 and $77,336, respectively)	92,939	103,957
Control investments (amortized cost of $67,556 and $89,559, respectively)	69,145	107,608
Total investments at fair value (amortized cost of $419,970 and $465,027, respectively)	448,927	499,939
Cash and cash equivalents	39,295	31,221
Interest and dividend receivable	3,778	2,976
Due from related parties	-	95
Prepaid expenses	454	309
Deferred tax asset, net	628	-
Other assets	83	55
Total assets	$493,165	$534,595

LIABILITIES
SBA debentures (net of deferred financing costs of $1,688 and $2,300, respectively)	$164,012	$168,400
2022 Notes (net of deferred financing costs of $1,987 and $2,496, respectively)	73,013	72,504
2022 Convertible Notes (net of deferred financing costs of $1,259 and $1,582, respectively)	50,829	50,505
Credit Facility (net of deferred financing costs of $983 and $1,293, respectively)	9,017	7,707
Management and incentive fee payable	2,487	2,172
Interest and financing fees payable	3,063	3,141
Trade Settlement Payable	-	175
Deferred tax liability, net	-	1,289
Written call option at fair value (proceeds of $0 and $20, respectively)	-	6,815
Accounts payable and accrued expenses	100	-
Total liabilities	$302,521	$312,708

Commitments and contingencies

NET ASSETS
Common stock, par value $.01, 100,000,000 common shares authorized, 16,051,547 and 15,951,231 common shares issued and outstanding, respectively	$161	$160
Additional paid in capital	241,757	241,027
Total distributable loss	(51,274)	(19,300)
Total net assets	$190,644	$221,887

Total liabilities and net assets	$493,165	$534,595

Net asset value per share	$11.88	$13.91

Capitala Finance Corp.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	For the Three Months Ended December 31		For the Year Ended December 31
	2018	2017	2018	2017
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest and fee income:
Non-control/Non-affiliate investments	$6,839	$7,106	$27,754	$31,084
Affiliate investments	2,074	1,165	7,945	4,509
Control investments	1,117	1,687	6,702	6,896
Total interest and fee income	10,030	9,958	42,401	42,489
Payment-in-kind interest and dividend income:
Non-control/Non-affiliate investments	766	693	2,248	4,503
Affiliate investments	133	644	1,251	1,898
Control investments	134	168	849	742
Total payment-in-kind interest and dividend income	1,033	1,505	4,348	7,143
Dividend income:
Non-control/Non-affiliate investments	-	57	59	225
Affiliate investments	151	29	238	641
Control investments	25	25	100	355
Total dividend income	176	111	397	1,221
Other Income	-	-	-	125
Interest income from cash and cash equivalents	69	25	147	111
Total investment income	11,308	11,599	47,293	51,089

EXPENSES
Interest and financing expenses	4,269	4,100	17,283	18,825
Loss on extinguishment of debt	-	-	-	2,732
Base management fee	2,178	2,344	9,049	9,780
Incentive fees	-	-	244	1,308
General and administrative expenses	1,360	937	4,695	3,878
Expenses before incentive fee waiver	7,807	7,381	31,271	36,523
Incentive fee waiver	-	-	-	(958)
Total expenses, net of incentive fee waiver	7,807	7,381	31,271	35,565

NET INVESTMENT INCOME	3,501	4,218	16,022	15,524

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS AND WRITTEN CALL OPTION:
Net realized gain (loss) on investments:
Non-control/Non-affiliate investments	106	(1,346)	(15,714)	(6,682)
Affiliate investments	1,964	339	2,920	4,926
Control investments	(16,696)	(22,432)	(22,010)	(22,433)
Net realized loss on investments	(14,626)	(23,439)	(34,804)	(24,189)
Net unrealized appreciation (depreciation) on investments:
Non-control/non-affiliate investments	(2,360)	(8,332)	16,487	(11,577)
Affiliate investments	(11,709)	4,934	(5,982)	4,436
Control investments	15,262	21,919	(16,460)	14,190
Net unrealized appreciation (depreciation) on investments	1,193	18,521	(5,955)	7,049
Net unrealized appreciation (depreciation) on written call option	-	(1,260)	6,795	(4,079)
Net realized and unrealized loss on investments and written call option	(13,433)	(6,178)	(33,964)	(21,219)
Tax benefit (provision)	731	1,371	1,916	(1,289)
Total net realized and unrealized loss on investments and written call option, net of taxes	(12,702)	(4,807)	(32,048)	(22,508)

NET DECREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(9,201)	$(589)	$(16,026)	$(6,984)

NET DECREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC AND DILUTED	$(0.57)	$(0.04)	$(1.00)	$(0.44)

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	16,029,884	15,937,382	15,993,436	15,903,167

DISTRIBUTIONS PAID PER SHARE	$0.25	$0.25	$1.00	$1.42